Exhibit 99.1

www.lilly.com	Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A.

Date: January 31, 2012

For Release: Immediately

Refer to:     (317) 276-5795 – Mark E. Taylor (Media)

 (317) 655-6874 – Philip Johnson (Investors)

Lilly Reports Fourth-Quarter and Full-Year 2011 Results

•	Fourth quarter revenue declined two percent driven by Zyprexa and Gemzar patent expirations, partially offset by growth in other products.

•	Fourth quarter earnings per share were $.77 (reported), or $.87 (non-GAAP).

•	Full-year 2011 revenue grew five percent, topping $24 billion, as seven pharmaceutical products and the company’s animal health business all exceeded $1 billion in annual sales.

•	Full-year 2011 earnings per share totaled $3.90 (reported), or $4.41 (non-GAAP).

•	2012 earnings per share guidance reconfirmed to be in the range of $3.10 to $3.20.

Eli Lilly and Company (NYSE: LLY) today announced financial results for the fourth quarter and full year of 2011.

$ in millions, except per share data	Fourth Quarter		%	Full Year		%
	2011	2010	Growth	2011	2010	Growth
Total Revenue – Reported	$6,046.6	$6,187.0	(2)%	$24,286.5	$23,076.0	5%
Net Income – Reported	858.2	1,169.6	(27)%	4,347.7	5,069.5	(14)%
EPS – Reported	0.77	1.05	(27)%	3.90	4.58	(15)%

Net Income – non-GAAP	968.9	1,234.9	(22)%	4,913.5	5,240.8	(6)%
EPS – non-GAAP	0.87	1.11	(22)%	4.41	4.74	(7)%

Financial results for 2011 and 2010 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP results exclude the items described in the reconciliation tables. The non-GAAP results are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s 2012 financial guidance is also being provided on both a reported and a non-GAAP basis. The company has consulted with its external auditors on the proper accounting treatment for the termination of Lilly’s alliance with Amylin Pharmaceuticals. Given the complexity of this transaction, Lilly decided to proactively consult with the U.S. Securities and Exchange Commission (SEC) on its accounting treatment. While the accounting treatment would not have any effect on the underlying cash flows or economics of the transaction, it is possible that this consultation could lead to material changes in Lilly’s 2011 reported results as well as to its 2012 guidance. Lilly is working with the SEC to conclude this review process prior to filing its next Form 10-K.

“Lilly’s fourth quarter results not only reflect the impact of recent patent expirations, but also highlight the growth opportunities that will enable us to remain a strong and successful company in the years ahead,” said John C. Lechleiter Ph.D., Lilly’s chairman, president and chief executive officer. “Although we anticipated the sales erosion in the fourth quarter resulting from the loss of U.S. patent exclusivity for Zyprexa in late October, I am encouraged by the strong performance of many other areas of our business. Products such as Cymbalta, Humalog, Humulin, Forteo, Alimta, Cialis and our animal health portfolio all demonstrated solid growth in the quarter, as did key regions including Japan and the emerging markets. With continued growth in these areas, along with a late-stage clinical pipeline that now features a dozen potential new medicines in Phase III, Lilly is well-positioned to deliver on our innovation-based strategy and create long-term value for all of our stakeholders.”

Derica Rice, chief financial officer and executive vice president of global services, added, “By the end of 2011, Lilly had either met or exceeded several of the strategic goals we had previously outlined for the investment community. Since mid-2009, we have removed over $1 billion from our projected expense base and reduced more than 5,500 positions from our workforce through prudent cost containment and productivity initiatives. In addition, the 12 molecules currently in Phase III surpassed our goal of 10 by the end of 2011. We remain focused on delivering on our commitments.”

Key Events Over the Last Three Months

•

U.S. patent protection for Zyprexa® ended on October 23, 2011, resulting in the entry of generic competition. An agreement was reached with Prasco Laboratories to supply an authorized version of olanzapine.

•

Lilly announced an agreement with Amylin Pharmaceuticals to end the exenatide alliance and the outstanding litigation between the companies. As part of the agreement, the parties will transition full responsibility for the worldwide development and commercialization of exenatide to Amylin, starting in the United States on November 30, 2011, and progressing to all markets no later than the end of 2013.

•	The U.S. Food and Drug Administration (FDA) approved Amylin Pharmaceutical’s Bydureon™ as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes.

•

The company signed an agreement to acquire ChemGen Corp., a privately-held bioscience company specializing in the development and commercialization of innovative feed enzyme products that improve the efficiency of poultry, egg, and meat production.

•

An independent Data Monitoring Committee (DMC) recommended that Lilly continue the two ongoing Phase III randomized pivotal trials for solanezumab without modifications, based on pre-planned interim safety and futility analyses. The DMC also recommended that Lilly make a protocol modification to EXPEDITION-XT, the open-label extension study of the two Phase III trials, making the protocol for the open-label extension more consistent with the current protocol for the pivotal studies.

•

The European Commission granted approval for the use of Alimta® as a single agent for continuation maintenance therapy in patients with advanced nonsquamous non-small cell lung cancer after initial treatment with Alimta plus cisplatin.

•	The FDA granted approval for the use of Erbitux® in combination with chemotherapy as a first-line treatment for recurrent metastatic squamous cell carcinoma of the head and neck.

•

The company announced the withdrawal of Xigris® in all markets following results of the PROWESS-SHOCK study, which did not meet the primary endpoint of a statistically significant reduction in 28-day all-cause mortality in patients with septic shock.

•

The FDA approved Jentadueto™, a new tablet combining linagliptin and metformin. Jentadueto is a prescription medication used along with diet and exercise to improve glycemic control in adults with type 2 diabetes when treatment with both linagliptin and metformin is appropriate.

Fourth-Quarter Reported Results

In the fourth quarter of 2011, worldwide total revenue was $6.047 billion, a decrease of 2 percent compared with the fourth quarter of 2010. This 2 percent revenue decrease was comprised of a decrease of 11 percent due to price, partially offset by an increase of 8 percent in volume and an increase of 1 percent due to the impact of foreign exchange rates. The increase in volume and reduction in price were significantly driven by the loss of U.S. patent exclusivity for Zyprexa in October 2011 and the agreement with Prasco Laboratories to supply an authorized version of olanzapine. Total revenue in the U.S. decreased 4 percent to $3.281 billion due to the loss of patent exclusivity for Zyprexa and, to a lesser extent, the loss of patent exclusivity in November 2010 for Gemzar®. Total revenue outside the U.S. remained flat at $2.765 billion due to increased volume and the positive impact of foreign exchange rates, offset by lower prices. Fourth-quarter 2011 total revenue was reduced by approximately $80 million due to the impact of U.S. health care reform.

Gross margin decreased 4.6 percent to $4.725 billion in the fourth quarter of 2011. Gross margin as a percent of total revenue was 78.1 percent, reflecting a decrease of 2.0 percentage points compared with the fourth quarter of 2010. The decrease in gross margin percent was due to lower sales of Zyprexa, and to a lesser extent Gemzar, following patent expirations.

Total operating expense, defined as the sum of research and development, marketing, selling and administrative expenses, increased 2 percent compared with the fourth quarter of 2010. Marketing, selling and administrative expenses increased 7 percent to $2.133 billion driven primarily by the diabetes collaboration with Boehringer Ingelheim, as well as approximately $45 million due to the mandatory pharmaceutical manufacturers’ fee associated with U.S. health care reform. Research and development expenses decreased 6 percent to $1.355 billion, or 22 percent of total revenue, as fourth quarter 2011 ongoing expenses related to the diabetes collaboration with Boehringer Ingelheim and other late-stage clinical trial costs were more than offset by higher fourth quarter 2010 charges related to business development activities and termination of clinical trials.

In the fourth quarter of 2011, the company recognized a charge of $167.6 million for asset impairments, restructuring and other special charges, including a special charge of $85.0 million related to the withdrawal of Xigris and $82.6 million related to previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In the fourth quarter of 2010, the company recognized a restructuring charge of $79.0 million, primarily related to the previously announced strategic actions.

Operating income in the fourth quarter of 2011 was $1.069 billion, a decrease of 26 percent compared to the fourth quarter of 2010, due primarily to lower gross margin; increased asset impairment, restructuring, and other special charges; and increased marketing, selling and administrative expenses, partially offset by lower research and development expenses.

Other income (expense) was a net expense of $26.8 million, compared to net expense of $39.4 million in the fourth quarter of 2010. The decrease in fourth quarter 2011 other expense was driven by lower foreign exchange rate losses.

The effective tax rate was 17.6 percent in the fourth quarter of 2011, compared with an effective tax rate of 17.0 percent in the fourth quarter of 2010. The effective tax rate for the fourth quarter of 2011 reflects the deductibility of asset impairments, restructuring and other special charges during the quarter, while the effective tax rate for the fourth quarter of 2010 reflects the retroactive extension of the R&D credit in that quarter.

Net income and earnings per share decreased to $858.2 million and $.77, respectively, compared with fourth-quarter 2010 net income of $1.170 billion and earnings per share of $1.05. The decreases in net income and earnings per share were primarily driven by lower operating income.

Fourth-Quarter 2011 non-GAAP Results

On a non-GAAP basis, fourth quarter 2011 operating income decreased 19 percent to $1.236 billion, due to lower gross margin and increased marketing, selling and administrative expenses, partially offset by increased research and development expenses. The effective tax rate was 19.9 percent. Net income and earnings per share both decreased 22 percent, to $968.9 million and $.87, respectively. These decreases were primarily driven by lower operating income. Excluding the impact of changes in foreign exchange rates, earnings per share would have decreased approximately 23 percent.

For purposes of non-GAAP reporting, items totaling $.10 and $.06 per share in the fourth quarters of 2011 and 2010, respectively, have been excluded. For further detail, see the reconciliation below as well as the footnotes to the non-GAAP income statement later in this press release.

	Fourth Quarter
	2011	2010	% Growth
Earnings per share (reported)	$0.77	$1.05	(27)%
Special charge related to Xigris withdrawal	.05	—
Restructuring charges	.05	.06

Earnings per share (non-GAAP)	$0.87	$1.11	(22)%

Full Year 2011 Reported Results

For the full-year 2011, worldwide total revenue increased 5 percent to $24.286 billion compared with 2010. This 5 percent revenue growth was comprised of a 6 percent increase due to higher volume and a 2 percent increase due to the impact of foreign exchange rates, partially offset by a 3 percent decrease due to lower prices. The increase in volume and reduction in price were partially driven by the loss of U.S. patent exclusivity for Zyprexa and Gemzar and the agreements to supply authorized versions of olanzapine and gemcitabine. Total revenue in the U.S. increased 1 percent to $12.977 billion due to higher volume, partially offset by lower prices. Total revenue outside the U.S. increased 11 percent to $11.309 billion due to increased demand and the positive impact of foreign exchange rates, partially offset by lower prices. 2011 total revenue was reduced by approximately $410 million due to the impact of U.S. health care reform.

Gross margin increased 2.7 percent to $19.219 billion in 2011. Gross margin as a percent of total revenue decreased by 2.0 percentage points in 2011 to 79.1 percent. This decrease was due primarily to the effect of foreign exchange rates on international inventories sold, which significantly increased cost of sales in 2011, but led to a modest reduction to cost of sales in 2010. Patent expirations for Zyprexa and Gemzar also drove the reduction in gross margin percent.

Total operating expense, defined as the sum of research and development, marketing, selling and administrative expenses, increased 8 percent in 2011. Marketing, selling and administrative expenses increased 12 percent to $7.880 billion. Research and development expenses increased 3 percent to $5.021 billion, or 21 percent of total revenue. Total operating expense growth was driven by the diabetes collaboration with Boehringer Ingelheim, including late-stage clinical trial costs, as well as the effect of foreign exchange rates. In addition, approximately $180 million of the increase in operating expense was due to the mandatory pharmaceutical manufacturers’ fee associated with U.S. health care reform.

In 2011, the company recognized a charge of $388.0 million related to acquired in-process research and development associated with the Boehringer Ingelheim collaboration. In 2010, the company recognized charges of $50.0 million for acquired in-process research and development associated with the in-licensing agreement with Acrux Corporation.

In 2011, the company recognized charges of $401.4 million for asset impairments, restructuring and other special charges, including a charge of $316.4 million primarily related to severance costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce and a special charge of $85.0 million related to the withdrawal of Xigris. In 2010, the company recognized restructuring charges of $192.0 million, primarily related to the previously announced strategic actions.

Operating income in 2011 decreased 15 percent to $5.528 billion compared to 2010, due primarily to increased in-process research and development charges associated with the diabetes collaboration with Boehringer Ingelheim, as well as increased late-stage clinical trial costs, restructuring and other special charges, and lower gross margin percent.

Other income (expense) in 2011 was a net expense of $179.0 million, compared to net expense of $5.0 million in 2010. The increase in 2011 net expense was driven primarily by the partial impairment of the acquired in-process research and development assets related to liprotamase and AmyvidTM in 2011 and damages recovered in 2010 from generic pharmaceutical companies related to Zyprexa patent litigation in Germany.

The effective tax rate was 18.7 percent in 2011, compared with 22.3 percent in 2010. The effective tax rate for 2011 decreased due to the tax benefit on the in-process research and development charge associated with the Boehringer Ingelheim diabetes collaboration, as well as a benefit of $85.3 million primarily from the resolution in 2011 of the IRS audits of tax years 2005-2007, along with certain matters related to 2008-2009. Additionally, the tax rate for 2010 was increased by a one-time charge of $85.1 million associated with the imposition of tax on the prescription drug subsidy of our retiree health plan as part of U.S. health care reform.

For the full-year 2011, net income and earnings per share decreased to $4.348 billion and $3.90, respectively, compared to full-year 2010 net income of $5.070 billion and earnings per share of $4.58. The decreases in net income and earnings per share were primarily due to lower operating income and higher other expense, partially offset by a lower effective tax rate.

Full-Year 2011 non-GAAP Results

Operating income decreased 7 percent to $6.318 billion due primarily to increased marketing, selling and administrative expenses and lower gross margin percent. The effective tax rate for 2011 was 20.0 percent. Net income and earnings per share decreased 6 percent and 7 percent, to $4.913 billion and $4.41, respectively. Excluding the impact of changes in foreign exchange rates, both operating income and earnings per share would have decreased approximately 6 percent.

For purposes of non-GAAP reporting, items totaling $.52 and $.16 for 2011 and 2010, respectively, have been excluded. For further detail, see the reconciliation below as well as the footnotes to the non-GAAP income statement later in this press release.

	Full-Year
	2011	2010	% Growth
Earnings per share (reported)	$3.90	$4.58	(15)%
In-process research and development charge associated with Boehringer Ingelheim collaboration (2011) and Acrux licensing agreement (2010)	.23	.03
Special charge related to Xigris withdrawal	.05	—
Restructuring charges	.24	.13

Earnings per share (non-GAAP)	$4.41	$4.74	(7)%

Numbers in the 2011 full-year column do not add due to rounding.

U.S. Health Care Reform Impact

U.S. health care reform reduced earnings per share in the fourth quarters of 2011 and 2010 by approximately $.10 and $.05 per share, respectively, on both a reported and non-GAAP basis. U.S. health care reform reduced earnings per share in 2011 and 2010 by approximately $.45 and $.24 per share, respectively, on both a reported and non-GAAP basis. In 2011, U.S. health care reform reduced revenue by approximately $410 million due to higher rebates and subsidies, and increased administrative expenses by approximately $180 million related to the mandatory pharmaceutical manufacturers fee. In 2010, U.S. health care reform reduced revenue by approximately $230 million due to higher rebates, and increased tax expense by $85.1 million due to the imposition of tax on the prescription drug subsidy of the company’s retiree health plan.

Revenue Highlights – Reported

(Dollars in millions)	Fourth Quarter		% Change Over/(Under)	Full-Year		% Change Over/(Under)
	2011	2010	2010	2011	2010	2010
Zyprexa	$749.6	$1,335.8	(44)%	$4,622.0	$5,026.4	(8)%
Cymbalta®	1,180.7	984.6	20%	4,161.3	3,480.7	20%
Alimta	638.1	569.0	12%	2,461.1	2,208.6	11%
Humalog®	662.0	549.1	21%	2,367.6	2,054.2	15%
Cialis®	494.2	465.9	6%	1,875.6	1,699.4	10%
Humulin®	345.6	287.9	20%	1,248.8	1,088.9	15%
Evista®	267.1	266.5	0%	1,066.9	1,024.4	4%
Forteo®	262.5	226.3	16%	949.8	830.1	14%
Strattera®	170.6	155.4	10%	620.1	576.7	8%
Gemzar	92.6	243.6	(62)%	452.1	1,149.4	(61)%
Animal Health	468.2	424.3	10%	1,678.6	1,391.4	21%
Total Revenue	$6,046.6	$6,187.0	(2)%	$24,286.5	$23,076.0	5%

Zyprexa

In the fourth quarter of 2011, Zyprexa sales totaled $749.6 million, a decrease of 44 percent compared with the fourth quarter of 2010 due to patent expirations. U.S. sales of Zyprexa decreased 56 percent to $293.9 million. Despite a decline in demand for branded Zyprexa, U.S. volume increased in the fourth quarter of 2011 as a result of sales of authorized olanzapine to Prasco. This volume increase was more than offset by significant price reductions attributable both to authorized olanzapine and branded Zyprexa. Zyprexa sales in international markets decreased 32 percent, to $455.7 million, driven primarily by the loss of patent exclusivity in most major markets outside of Japan during 2011, partially offset by increased demand in Japan.

For the full year of 2011, worldwide Zyprexa sales decreased 8 percent to $4.622 billion. U.S. Zyprexa sales for 2011 were $2.165 billion, a 13 percent decrease due to the loss of patent exclusivity in October 2011. Zyprexa sales outside the U.S. were $2.457 billion, a 3 percent decrease driven by the loss of patent exclusivity in most major markets outside of Japan during 2011, partially offset by the favorable impact of foreign exchange rates and increased demand in Japan. Zyprexa sales in Japan for the full-year 2011 were approximately $540 million.

Cymbalta

For the fourth quarter of 2011, Cymbalta generated $1.181 billion in revenue, an increase of 20 percent compared with the fourth quarter of 2010. U.S. sales of Cymbalta increased 19 percent, to $914.4 million, driven by increased prices and higher demand. Revenue outside the U.S. was $266.3 million, an increase of 24 percent, driven primarily by higher demand, partially offset by lower prices.

For the full year of 2011, worldwide Cymbalta sales increased 20 percent to $4.161 billion. U.S. Cymbalta sales for 2011 were $3.173 billion, a 14 percent increase driven by higher demand and higher prices. Cymbalta sales outside the U.S. were $987.8 million, a 39 percent increase driven by higher demand and to a lesser extent the favorable impact of foreign exchange rates.

Alimta

For the fourth quarter of 2011, Alimta generated sales of $638.1 million, an increase of 12 percent compared with the fourth quarter of 2010. U.S. sales of Alimta increased 7 percent, to $250.8 million, driven by increased demand and, to a lesser extent, higher prices. Sales outside the U.S. increased 16 percent, to $387.4 million, due primarily to increased demand.

For the full year of 2011, worldwide Alimta sales increased 11 percent to $2.461 billion. U.S. Alimta sales for 2011 were $994.6 million, a 4 percent increase driven by higher prices and higher demand. Alimta sales outside the U.S. were $1.466 billion, a 17 percent increase driven by higher demand and, to a lesser extent, the favorable impact of foreign exchange rates.

Humalog

For the fourth quarter of 2011, worldwide Humalog sales increased 21 percent, to $662.0 million. Sales in the U.S. increased 26 percent to $408.0 million, driven by increased demand and higher prices. Sales outside the U.S. increased 13 percent to $254.0 million, due to increased demand.

For the full year of 2011, worldwide Humalog sales increased 15 percent to $2.368 billion. U.S. Humalog sales for 2011 were $1.399 billion, a 14 percent increase driven by higher demand and, to a lesser extent, higher prices. Humalog sales outside the U.S. were $968.7 million, a 16 percent increase driven by higher demand and, to a lesser extent, the favorable impact of foreign exchange rates.

Cialis

Cialis sales for the fourth quarter of 2011 increased 6 percent to $494.2 million. U.S. sales of Cialis were $198.2 million in the fourth quarter, a 5 percent increase compared with the fourth quarter of 2010, driven primarily by higher prices. Sales of Cialis outside the U.S. increased 7 percent, to $296.0 million, driven primarily by increased demand.

For the full year of 2011, worldwide Cialis sales increased 10 percent to $1.876 billion. U.S. Cialis sales for 2011 were $704.5 million, a 7 percent increase driven primarily by higher prices. Cialis sales outside the U.S. were $1.171 billion, a 12 percent increase driven by higher demand, the favorable impact of foreign exchange rates, and higher prices.

Humulin

Worldwide Humulin sales increased 20 percent in the fourth quarter of 2011, to $345.6 million. U.S. sales increased 41 percent to $170.0 million, driven primarily by higher prices for Humulin, as well as increased demand for Humulin® ReliOn®. Sales outside the U.S. increased 5 percent, to $175.6 million, driven by increased demand, partially offset by lower prices.

For the full year of 2011, worldwide Humulin sales increased 15 percent to $1.249 billion. U.S. Humulin sales for 2011 were $588.1 million, a 25 percent increase driven by higher prices for Humulin and higher demand for Humulin ReliOn. Humulin sales outside the U.S. were $660.7 million, a 7 percent increase driven by higher demand and the favorable impact of foreign exchange rates, partially offset by lower prices.

Evista

Evista sales were $267.1 million in the fourth quarter of 2011, which was relatively flat compared with the fourth quarter of 2010. U.S. sales of Evista remained flat at $182.0 million, driven by higher prices, offset by lower demand. Sales outside the U.S. remained flat at $85.1 million, driven by higher demand and the favorable impact of foreign exchange rates, offset by lower prices.

For the full year of 2011, worldwide Evista sales increased 4 percent to $1.067 billion. U.S. Evista sales for 2011 were $707.5 million, a 4 percent increase driven by higher prices, partially offset by lower demand. Evista sales outside the U.S. were $359.4 million, a 5 percent increase driven by the favorable impact of foreign exchange rates, and to a lesser extent, higher demand, partially offset by lower prices.

Forteo

Fourth-quarter sales of Forteo were $262.5 million, a 16 percent increase compared with the fourth quarter of 2010. U.S. sales of Forteo decreased 9 percent to $120.8 million due to decreased demand. Sales outside the U.S. increased 50 percent, to $141.6, due primarily to increased demand in Japan.

For the full year of 2011, worldwide Forteo sales increased 14 percent to $949.8 million. U.S. Forteo sales for 2011 were $453.1 million, a 9 percent decrease driven by lower demand, partially offset by higher prices. Forteo sales outside the U.S. were $496.7 million, a 50 percent increase primarily driven by increased demand in Japan.

Strattera

During the fourth quarter of 2011, Strattera generated $170.6 million of sales, an increase of 10 percent compared with the fourth quarter of 2010. U.S. sales increased 10 percent to $111.2 million, due primarily to higher prices. Sales outside the U.S. increased 10 percent, to $59.4 million, driven primarily by higher demand.

For the full year of 2011, worldwide Strattera sales increased 8 percent to $620.1 million. U.S. Strattera sales for 2011 were $392.2 million, a 1 percent increase driven by higher prices, partially offset by lower demand. Strattera sales outside the U.S. were $227.9 million, a 22 percent increase driven by higher demand and, to a lesser extent, the favorable impact of foreign exchange rates, partially offset by lower prices.

Gemzar

In the fourth quarter of 2011, Gemzar sales totaled $92.6 million, a decrease of 62 percent, due to generic competition in most major markets. For the full year 2011, Gemzar sales totaled $452.1 million, a decrease of 61 percent, due to generic competition in most major markets.

Erbitux

Lilly recognizes net royalties received from its Erbitux collaboration partners and revenue from manufactured product sold to these partners. For the fourth quarter of 2011, Lilly recognized total revenue of $107.9 million for Erbitux, an increase of 14 percent from the fourth quarter of 2010. For the full-year of 2011, Lilly recognized total Erbitux revenue of $409.2 million, an increase of 6 percent from 2010.

Exenatide (Byetta® and Bydureon)

Lilly recognized in revenue its 50 percent share of Byetta’s gross margin in the U.S. until the end of November 2011. In December 2011, Lilly recognized in revenue the amortization of the upfront payment received from Amylin Pharmaceuticals, partially offset by the amortization of certain capital and milestones. Lilly will continue to recognize 100 percent of Byetta and Bydureon sales outside the U.S. until those markets transition to Amylin during 2012 and 2013. Lilly also recognizes its sales of Byetta pen delivery devices to Amylin. For the fourth quarter of 2011, Lilly recognized total exenatide revenue of $110.3 million, an increase of 5 percent. For the full year of 2011, Lilly recognized total exenatide revenue of $422.7 million, a decrease of 2 percent.

Effient®

Effient sales were $90.9 million in the fourth quarter of 2011, up from $83.5 million in the third quarter of 2011 due to increased demand. U.S. Effient sales were $66.9 million. Sales outside the U.S. were $24.0 million due to higher demand.

For the full year of 2011, worldwide Effient sales were $302.5 million. U.S. Effient sales for 2011 were $222.4 million. Sales outside the U.S. were $80.1 million.

Animal Health

Worldwide sales of animal health products in the fourth quarter of 2011 were $468.2 million, an increase of 10 percent compared with the fourth quarter of 2010. U.S. sales grew 2 percent, to $238.2 million, due to increased demand. U.S. sales growth in the fourth quarter of 2011 was negatively affected by customer buying patterns. Sales outside the U.S. increased 21 percent, to $230.1 million, driven primarily by the impact of the acquisition of certain Janssen animal health assets in Europe and higher demand.

For the full year of 2011, worldwide animal health sales increased 21 percent to $1.679 billion. Animal health sales in the U.S. increased 16 percent to $896.8 million driven primarily by increased demand. Animal health sales outside the U.S. increased 27 percent to $781.8 million driven primarily by the impact of the acquisition of certain Janssen and Pfizer animal health assets in Europe and to a lesser extent, increased demand of other products and the favorable impact of foreign exchange rates.

2012 Financial Guidance

The company has reconfirmed its 2012 financial guidance and expects full-year earnings per share to be in the range of $3.10 to $3.20 on both a reported and non-GAAP basis.

2012 Earnings Per Share Expectations:

	2012 Expectations	2011 Results	% Growth
Earnings per share (reported)	$3.10 to $3.20	$3.90	(21)% to (18)%
In-process research and development charge associated with Boehringer Ingelheim collaboration	—	.23
Charge related to Xigris withdrawal	—	.05
Restructuring charges	—	.24

Earnings per share (non-GAAP)	$3.10 to $3.20	$4.41	(30)% to (27)%

Numbers in the 2011 full-year column do not add due to rounding.

The company anticipates 2012 revenue of between $21.8 and $22.8 billion. This includes an expected decline of over $3 billion in Zyprexa sales due to patent expirations in most markets outside of Japan. The reduction in revenue due to Zyprexa patent expirations is expected to be partially offset by growth in key franchises including Cymbalta, Cialis, Humalog, Humulin and Forteo, as well as continued growth of newer products such as Effient, Axiron® and Tradjenta®. The company also anticipates continued strong, double-digit revenue growth from its Elanco Animal Health business. Both Japan and Emerging Markets are expected to post continued strong underlying volume growth; however, overall revenue growth in these markets in 2012 will be adversely affected by anticipated pricing actions in Japan and by the expected impact of patent expirations, including Zyprexa, in some emerging market countries.

The company anticipates that gross margin as a percent of revenue will be approximately 77 percent in 2012.

As a result of ongoing productivity efforts, the company expects to keep 2012 operating expenses essentially flat compared to 2011. Marketing, selling and administrative expenses are expected to decline and be in the range of $7.4 billion to $7.8 billion. Research and development expense is expected to be flat to increasing and in the range of $5.0 billion to $5.3 billion.

Other income and deductions is expected to be in a range between net expense of $50 million and net income of $100 million in 2012.

The 2012 tax rate is expected to be approximately 21 percent, and assumes the extension of the R&D tax credit for the full year 2012.

Operating cash flows in 2012 are expected to be more than sufficient to fund capital expenditures of approximately $800 million, as well as anticipated business development activity and the company’s current dividend.

Webcast of Conference Call

As previously announced, investors and the general public can access a live webcast of the fourth-quarter and full-year 2011 financial results conference call through a link on Lilly's website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Standard Time (EST) and will be available for replay via the website through February 29, 2012.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com.

F-LLY

This press release contains forward-looking statements that are based on management's current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. Pharmaceutical products can develop unexpected safety or efficacy concerns. The company's results may also be affected by such factors as competitive developments affecting current products; market uptake of recently-launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; issues with product supply; regulatory changes or other developments; regulatory compliance problems or government investigations; patent disputes; changes in patent law or regulations related to data-package exclusivity; other litigation involving current or future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that affect the company's business, please see the company's latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. The company undertakes no duty to update forward-looking statements.

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Alimta® (pemetrexed, Lilly)

AmyvidTM (florbetapir, Lilly)

Axiron® (testosterone, Acrux Corp.)

Byetta® (exenatide injection, Amylin Pharmaceuticals)

Bydureon™ (exenatide for extended-release injectable suspension, Amylin Pharmaceuticals)

Cialis® (tadalafil, Lilly)

Cymbalta® (duloxetine hydrochloride, Lilly)

Effient® (prasugrel, Lilly)

Erbitux® (cetuximab, ImClone Systems, Lilly)

Evista® (raloxifene hydrochloride, Lilly)

Forteo® (teriparatide of recombinant DNA origin injection, Lilly)

Gemzar® (gemcitabine hydrochloride, Lilly)

Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)

Humulin® (human insulin of recombinant DNA origin, Lilly)

Strattera® (atomoxetine hydrochloride, Lilly)

Trajenta® (linagliptin, Boehringer Ingelheim)

Xigris® (drotrecogin alfa (activated), Lilly)

Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information

	December 31, 2011	December 31, 2010

Worldwide Employees	38,080	38,350

Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended December 31			Twelve Months Ended December 31
	2011	2010	% Chg.	2011	2010	% Chg.
Total Revenue	$6,046.6	$6,187.0	(2)%	$24,286.5	$23,076.0	5%
Cost of sales	1,321.7	1,232.2	7%	5,067.9	4,366.2	16%
Research and development	1,355.3	1,438.1	(6)%	5,020.8	4,884.2	3%
Marketing, selling and administrative	2,133.4	1,988.7	7%	7,879.9	7,053.4	12%
Acquired in-process research and development	—	—	NM	388.0	50.0	NM
Asset impairments, restructuring and other special charges	167.6	79.0	NM	401.4	192.0	NM

Operating income	1,068.6	1,449.0	(26)%	5,528.5	6,530.2	(15)%
Net interest income (expense)	(25.6)	(29.2)		(106.1)	(133.6)
Net other income (expense)	(1.2)	(10.2)		(72.9)	128.6

Other income (expense)	(26.8)	(39.4)	(32)%	(179.0)	(5.0)	NM
Income before income taxes	1,041.8	1,409.6	(26)%	5,349.5	6,525.2	(18)%
Income taxes	183.6	240.0	(24)%	1,001.8	1,455.7	(31)%

Net income	$858.2	$1,169.6	(27)%	$4,347.7	$5,069.5	(14)%

Earnings per share – basic and diluted	$0.77	$1.05	(27)%	$3.90	$4.58	(15)%

Dividends paid per share	$0.49	$0.49	NM	$1.96	$1.96	NM
Weighted-average shares outstanding (thousands) – basic	1,115,846	1,109,336		1,113,923	1,105,788
Weighted-average shares outstanding (thousands) – diluted	1,115,883	1,109,361		1,113,967	1,105,813

NM – not meaningful

Eli Lilly and Company

Operating Results (Unaudited) – Non-GAAP

(Dollars in millions, except per share data)

	Three Months Ended December 31			Twelve Months Ended December 31
	2011(a)	2010(b)	% Chg.	2011(a)	2010(b)	% Chg.
Total Revenue	$6,046.6	$6,187.0	(2)%	$24,286.5	$23,076.0	5%
Cost of sales	1,321.7	1,232.2	7%	5,067.9	4,366.2	16%
Research and development	1,355.3	1,438.1	(6)%	5,020.8	4,884.2	3%
Marketing, selling and administrative	2,133.4	1,988.7	7%	7,879.9	7,053.4	12%

Operating income	1,236.2	1,528.0	(19)%	6,317.9	6,772.2	(7)%
Net interest income (expense)	(25.6)	(29.2)		(106.1)	(133.6)
Net other income (expense)	(1.2)	(10.2)		(72.9)	128.6

Other income (expense)	(26.8)	(39.4)	(32%)	(179.0)	(5.0)	NM
Income before income taxes	1,209.4	1,488.6	(19)%	6,138.9	6,767.2	(9)%
Income taxes	240.5	253.7	(5)%	1,225.4	1,526.4	(20)%

Net income	$968.9	$1,234.9	(22)%	$4,913.5	$5,240.8	(6)%

Earnings per share – basic and diluted	$0.87	$1.11	(22)%	$4.41	$4.74	(7)%

Dividends paid per share	$0.49	$0.49	NM	$1.96	$1.96	NM
Weighted-average shares outstanding (thousands) – basic	1,115,846	1,109,336		1,113,923	1,105,788
Weighted-average shares outstanding (thousands) – diluted	1,115,883	1,109,361		1,113,967	1,105,813

(a)	The fourth quarter 2011 has been adjusted to eliminate a restructuring charge of $82.6 million (pretax), or $0.05 per share (after-tax). The year-to-date 2011 financial statements have been adjusted to eliminate total restructuring charges of $316.4 million (pretax), or $0.24 per share (after-tax). These charges are related to severance and other restructuring costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In addition, the fourth quarter has been adjusted to eliminate a charge of $85.0 million, or $0.05 per share (after-tax) related to the withdrawal of Xigris in all markets. The year-to-date 2011 financial statements have also been adjusted to eliminate a charge of $388.0 million (pretax), or $0.23 per share (after-tax), for acquired in-process research and development associated with the collaboration with Boehringer Ingelheim.

(b)	The fourth quarter 2010 has been adjusted to eliminate a restructuring charge of $79.0 million (pretax), or $0.06 per share (after-tax). The year-to-date 2010 financial statements have been adjusted to eliminate total restructuring charges of $192.0 million (pretax), or $0.13 per share (after-tax). These charges are primarily related to severance costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In addition, the year-to-date 2010 financial statements have been adjusted to eliminate a charge of $50.0 million (pretax), or $0.03 per share (after-tax), for acquired in-process research and development associated with the in-licensing agreement with Acrux Ltd.